Exhibit 5.1

ATTORNEYS ● CIVIL LAW NOTARIES ● TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, June 20, 2018 The Company

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Registration Statement. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Convertible Note and the Corporate Documents and we have assumed that the Convertible Note has been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Convertible Note or the Corporate Documents subsequent to the date of this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.‘s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been declared effective by the SEC in the form of the draft reviewed by us;

c.	the Deed of Incorporation and the Deed of Conversion are valid notarial deeds;

d.	(i) no regulations (reglement) have been adopted by any corporate body of the Company other than the Board Rules and the Committee Charters, and (ii) the Articles of Association were the articles of association of the Company in force at the Relevant Moment;

e.	at the Relevant Moment, the Company had not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the execution of the Deed of Conversion), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend) or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.	the resolutions recorded in the Resolutions were in full force and effect at the Relevant Moment, the factual statements made and the confirmations given in the Resolutions were, at the Relevant Moment, and are still complete and correct and the Resolutions correctly reflect the resolutions recorded therein;

g.	at the Relevant Moment, the authorized share capital of the Company was sufficient to allow for the issuance of the Ordinary Shares;

h.	the Convertible Note (i) has been validly entered into by all parties other than the Company and has been granted as a right to subscribe for the Ordinary Shares (recht tot het nemen van aandelen), (ii) was, at the Relevant Moment, in full force and effect and (iii) was, at the Relevant Moment, validly converted by the Holder in accordance with its terms;

i.	the Company’s payment obligation under the Convertible Note exceeded the aggregate nominal value of the Ordinary Shares;

j.	at the Relevant Moment, no works council (ondernemingsraad) was established or was in the process of being established with respect to the business of the Company; and

k.	none of the directors (bestuurders) of the Company has or had a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of any of the resolutions recorded in the Resolutions or the matters contemplated thereby.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Ordinary Shares

2.	The Ordinary Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

C.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

D.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

E.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.
NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”	in relation to the Company, its articles of association as they read immediately after the Deed of Amendment

“Board Rules”	the internal rules of the board of directors (bestuur) the Company, as found on the ‘Investor Relations’ webpage linked on www.playaresorts.com, as of the date of this opinion letter

“Committee Charters”	the committee charters of the Company for its audit committee, compensation committee, nominating and governance committee and the capital allocation committee, in each case as found on the ‘Investor Relations’ webpage linked on www.playaresorts.com, as of the date of this opinion letter

“Company”	Playa Hotels & Resorts N.V.

“Convertible Note’’	the convertible promissory note dated May 31, 2018 among the Company and the Holder

“Corporate Documents”	the the Deed of Incorporation, the Deed of Conversion, the Deed of Amendment, the Resolutions, the Articles of Association, the Board Rules and the Committee Charters

“Deed of Conversion”	the deed of conversion of the Company’s legal form and amendment to its articles of association dated March 10, 2017

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Company, dated December 9, 2016

“Deed of Amendment”	the deed of amendment to the articles of association of the Company dated May 10, 2018

“Holder”	Jamziv Mobay Jamaica Portfolio Limited

“Insolvency Proceedings”	bankruptcy (faillissement) or suspension of payments (surseance van betaling) under the Netherlands Bankruptcy Code (Faillissementswet), or any foreign insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)

“Insolvency Registers”

i.   the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.  the Amsterdam court (location Amsterdam) bankruptcy clerk’s office

“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Ordinary Shares”	20,000,000 ordinary shares in the capital of the Company, having a nominal value of EUR 0.10 each

“Registration Statement”	the Company’s registration statement on Form S-3 filed or to be filed with the SEC in connection with the registration of the Ordinary Shares on or about the date of this opinion letter, in the form reviewed by us.

“Relevant Moment”	the moment when the Ordinary Shares were issued pursuant to the Convertible Note

“Resolutions”	in relation to the Company, (i) the written resolution of its general meeting, dated March 10, 2017, (ii) the extracts of minutes of meetings of its board of directors (bestuur) held on February 2, 2018, and February 22, 2018, (iii) the written resolution of its board of directors (bestuur) dated May 8, 2018, and (iv) the written resolution of Mr. Bruce D. Wardinski as Chairman and Chief Executive Officer of the Company dated May 31, 2018

“SEC”	the United States Securities and Exchange Commission.